INVESTMENT CONSULTING AGREEMENT


The undersigned Mallard Fund, Inc., a Maryland corporation formed as an Investment Company registered with the United States Securities and Exchange Commission, hereafter referred to as "the Fund" and Cambridge Capital Advisors, Inc. and Cambridge Associates, Inc., both Massachusetts corporations registered with the United States Securities and Exchange Commission as investment advisers, hereafter referred to collectively as "the Advisors" agree as follows:

1.    INVESTMENT ADVICE TO THE FUND

The Fund hereby appoints the Advisors to monitor and provide investment advice regarding any cash, securities, and other investments owned by the Fund (referred to hereafter as the "Investment Assets").

2.    DUTIES OF ADVISORS

The Advisors shall:

(a)   Make  recommendations  to  the  Fund  from  time  to  time  on  investment
      objectives,   investment  policies,   investment  management   structures,
      investments and cash management for the Investment Assets.

(b) Provide written reports on various topics related to investment and financial management.

(c) Provide quarterly and annual investment performance measurement and evaluation of investments of the Investment Assets.

In performing its obligations under this Agreement, the Advisors shall discharge their duties and exercise their powers hereunder with the care, skill, prudence and diligence that, under the circumstances then prevailing, a prudent person acting in a like capacity would use. The Advisors shall only act in an advisory, and not in a discretionary, capacity.

3.    RESTRICTIONS ON THE ADVISORS AND EXCLUSIONS FROM SERVICES

The Advisors may not enter into any transaction on behalf of the Fund or bind the Fund in any way.

The Advisors shall at no time have custody, possession, or control of any of the Investment Assets or any cash, securities, or other assets of the Fund.

The Advisors shall not provide or otherwise be responsible for the provision of legal counsel. The Fund shall obtain legal counsel as it deems necessary.

4.    CONFIDENTIALITY

The Advisors shall regard as confidential all information concerning the affairs of the Fund, but shall be permitted to disclose to third parties the fact that the Advisors are performing advisory activities on the Fund's behalf. The Fund and any of its affiliated parties shall regard as confidential all information and recommendations furnished by the Advisors to the Fund subject to disclosure as may be required by law.

5.    SERVICES TO OTHER CLIENTS

The Advisors and their affiliates may act and continue to act as investment advisors for others so long as their services under this Agreement are not impaired thereby, and nothing in this Agreement shall in any way be deemed to restrict the right of the Advisors or their affiliates to perform investment advisory or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Fund.

6.    FEES

The Advisors' compensation shall be determined as follows:

Annual fee
As full compensation for all services rendered and expenses assumed by the Advisors hereunder, the Fund shall pay an Annual Fee based on total Investment Assets and calculated as the sum of:
            55 basis points (0.55%) of Alternative Assets (excluding Fund of Funds assets)
            30 basis points (0.30%) of Alternative Fund of Funds assets
            10 basis points (0.10%) of Base Assets

Twenty-five percent (25%) of the Annual Fee as determined above shall be billed and paid in arrears at the end of each quarter based on the market value of the Marketable Investment Assets as reported by the various investment managers on the last day of the most recently ended calendar quarter and the total amount committed to Non-marketable Alternative Investment Assets on the last day of the most recently ended calendar quarter.

"Non-marketable Alternative Assets," "Alternative Assets," "Fund of Funds," "Base Assets," and "Marketable Alternative Assets" shall have the definitions provided in Exhibit A.

7.    ASSIGNMENT

This Agreement shall automatically terminate without penalty in the event of its assignment. Notwithstanding this paragraph, notice is hereby provided and the Fund hereby agrees that certain research, data collection, and other services to be provided under this Agreement may be based on information provided by
Cambridge Associates (UK) Limited ("CA-UK"). CA-UK is registered as an investment advisor under the Investment Advisers Act of 1940 as amended and is under common ownership and control with the Advisors.

8.    WARRANTY AND REPRESENTATIONS

The Advisors represent and warrant that they are registered investment advisors under the Investment Advisers Act of 1940, as amended, and that such registrations are currently effective and that they are eligible to serve as investment advisers to the Fund. The Fund acknowledges receipt, at least 48 hours prior to entering into this Agreement, of a copy of Part II of the Advisors' current filings with the Securities and Exchange Commission on Form ADV. In all matters relating to the performance of this Agreement, the Advisers will act in conformity with the Articles of Incorporation, by-laws, and Registration Statement of the Fund and with the instructions and directions of the Board of Directors and will comply with the requirements of the Investment Company Act of 1940, the rules thereunder, and all other applicable federal and state laws and regulations.

9.    NOTICES

Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class mail or sent by courier or telefax with confirmation of transmission to the other party at the address set forth below or to such other address as a party may from time to time specify. Any such notice shall be deemed duly given when delivered at such address.

10.   EFFECTIVE PERIOD OF AGREEMENT AND TERMINATION

The initial term of this Agreement shall be from July 1, 1997 through June 30, 1998. Unless sooner terminated as provided herein, this Agreement will continue in effect for one year. Thereafter, if not terminated, this Agreement will continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by vote of a majority of those Directors of the Fund, who are not parties to this agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund. If this Agreement is terminated, fees payable to the Advisors shall be adjusted on a pro rata basis.

Notwithstanding the foregoing, this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on sixty days' written notice to the Advisors or by the Advisors at any time on sixty days' written notice to the Fund.

11.   AMENDMENTS

Any amendments to this Agreement including the Exhibit shall be effective only if in writing and signed by an authorized officer on behalf of the Advisors and by an Authorized Signer of the Fund and such amendment is approved by a majority of the Fund's outstanding voting securities.

12.   GOVERNING LAW

This Agreement shall be governed by and construed in accordance with Massachusetts law, without regard to its principles of conflicts of law, except insofar as Massachusetts law is inconsistent with the Investment Company Act of 1940.

13.   DEFINITIONS

As used in this Agreement, the terms "assignment," "interested person," "majority of outstanding voting securities," and "value" shall have the meanings provided therefor in the Investment Company Act of 1940 and the rules and regulations thereunder.

14.   LIMITATION OF LIABILITY

Notwithstanding any other provision of this Agreement, nothing in this Agreement shall be construed to limit any liability to the Fund or its shareholders to which the Advisors would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of their reckless disregard of their obligations and duties under this Agreement.

15.   ENTIRE AGREEMENT

This Agreement, including the Exhibit attached hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them regarding such subject matter. Any Exhibit attached to this Agreement, as may be amended from time to time, shall be integral parts of this Agreement.

Notwithstanding any other provision of this Agreement, nothing in this Agreement shall be construed to limit any liability to the Fund or its shareholders to which the Advisors would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of their reckless disregard of their obligations and duties under this Agreement.

CAMBRIDGE CAPITAL ADVISORS, INC.        THE MALLARD FUND, INC.

By: /s/ James N. Bailey                 By: /s/ Richard F. Bedrik
---------------------------                -----------------------------
James N. Bailey, President                  Richard F. Bedrik

Date:     July 1, 1997                  Date: __________________________

Address:  One Winthrop Square           Address:  301 McKnight East Drive
          Boston, MA   02110                      Pittsburgh, PA  15237

Phone:     617-457-7500                 Phone:
Fax:       617-457-7501                 Fax:


CAMBRIDGE ASSOCIATES, INC.


By: /s/ James N. Bailey
------------------------------
James N. Bailey, Treasurer

Date:     July 1, 1997

Address:  One Winthrop Square
          Boston, MA 02110
Phone:    617-457-7500
Fax:      617-457-7501

                                    EXHIBIT A
                                       to
                          INVESTMENT ADVISORY AGREEMENT
                                     between
         CAMBRIDGE CAPITAL ADVISORS, INC. and CAMBRIDGE ASSOCIATES, INC.
                                       and
                             THE MALLARD FUND, INC.

                                  July 1, 1997


"ALTERNATIVE ASSETS" include any amounts invested in any of the following asset classes:

      MARKETABLE ALTERNATIVE ASSETS
      -----------------------------
            Hedge funds (defined to include any partnerships that invest primarily in publicly-traded securities)
            Fund of funds  (defined  as a general  partnership  or other type of entity formed to invest in a diversified pool of marketable alternative asset investment managers)

      NON-MARKETABLE ALTERNATIVE ASSETS
      ---------------------------------
            Any investment vehicle that invests in the following assets:
              Domestic private equity (including leveraged buyouts, mezzanine and restructuring funds)
              International private equity
              Distressed securities (defined as vehicles with greater than one-year lockup features)
            Fund of funds  (defined  as a general  partnership  or other type of entity formed to invest in a diversified pool of non-marketable alternative asset investment managers)

"BASE ASSETS" is equal to the total value of Investment Assets less the value of Alternative Assets.